Exhibit 99.1

Longs Drug Stores Corporation Reports

14% Increase in Second Quarter Net Income

WALNUT CREEK, California (August 16, 2006) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary net income for the second quarter ended July 27, 2006 of $19.0 million, or $0.50 per diluted share. Last year, net income for the second quarter ended July 28, 2005 was $16.7 million, or $0.43 per diluted share, adjusted for the retrospective application of FSP FAS 13-1 for the accounting for leases.

“Our financial results for the quarter reflect the progress we have made on improving the profitability of our core business while pursuing new business opportunities,” said Chairman, President and Chief Executive Officer Warren F. Bryant. “We are tackling several complex initiatives this year and we are pleased by the organization’s ability to absorb these changes.

“We successfully opened a new distribution facility during the quarter and achieved higher levels of productivity more quickly than we originally anticipated,” Bryant said. He added, “The transition costs for the quarter were significantly lower than expected and this was primarily attributable to the number of loyal employees who moved with us to the new facility.

“Our new prescription drug plans generated a profit this quarter after breaking even last quarter,” Bryant said. Longs’ wholly owned subsidiary, RxAmerica launched the plans for Medicare beneficiaries in January of 2006.

“We successfully completed the purchase of 21 pharmacies from Network Pharmaceuticals. This brings our net addition of new stores to 24 and we plan to open or relocate another 15 to 20 stores by the end of the fiscal year,” Bryant said.

Longs reported net capital expenditures for the six months of Fiscal 2007 of $86.7 million and the Company is estimating total capital expenditures for the full year to be in the range of $200 to $220 million.

Longs Drug Stores repurchased 600,000 shares of its common stock during the second quarter for $26.5 million, or an average price of $44.10 per share, bringing the total number of shares the Company has repurchased this year to approximately 684,000 shares at an average price of $44.59. In May 2005, the Company’s Board of Directors authorized the repurchase of $150 million of Longs’ outstanding common stock during the period extending through May 2008. Approximately $90 million remains under current Board authorization for stock repurchases.

Second Quarter

Net Income

Net income for the second quarter ended July 27, 2006, was $19.0 million, or $0.50 per diluted share. This compared with net income for the second quarter ended July 28, 2005, of $16.7 million, or $0.43 per diluted share, including the adjustment for the retrospective application of FSP FAS 13-1. The Company adopted this standard in the first quarter of Fiscal 2007. An 8-K filed with the SEC on May 17, 2006 includes a schedule with the retrospective application of the change in accounting for leases to previously reported quarterly results for Fiscal 2006.

Revenues

Total revenues of $1.27 billion for the thirteen weeks ended July 27, 2006, were 9.5 percent higher than the $1.16 billion reported in the comparable period last year. Total retail drug store sales were $1.19 billion, a 3.9 percent increase from $1.15 billion in the comparable period last year. Same-store sales increased 2.6 percent with pharmacy same-store sales increasing 6.4 percent and front-end same-store sales decreasing 0.9 percent. Pharmacy sales were 50.4 percent of total drug store sales during the period, compared with 48.3 percent a year ago.

Pharmacy benefit services generated revenues during the second quarter of $75.3 million compared with the $9.6 million reported last year. The prescription drug plans generated $68.8 million in revenues during the quarter. Pharmacy benefit management revenues declined $3.0 million, due to adjustments to certain rebate accruals recorded in the quarter.

Retail Drug Stores Gross Profit

Retail drug stores gross profit for the second quarter ended July 27, 2006 was $300.5 million, or 25.2 percent of sales. Last year, Longs reported retail drug stores gross profit of $299.3 million, or 26.1 percent of sales. The decline in gross profit as a percent of sales was primarily due to the negative impact of the new Medicare drug benefit and the sales mix.

The LIFO provision for the second quarter ended July 27, 2006 was $3.3 million compared with $2.0 million reported in the second quarter last year.

Prescription Drug Plan Gross Profit

During the second quarter ended July 27, 2006, the Company incurred benefit costs for its prescription drug plans of $58.7 million, resulting in a gross profit for the quarter of $10.0 million, or 14.6 percent of prescription drug plan revenues.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the second quarter ended July 27, 2006 were $265.2 million, or 20.9 percent of revenues, including $1.4 million in stock option expense. Last year, Longs reported operating and administrative expenses of $258.7 million, or 22.4 percent of revenues. The decline in the operating and administrative expense rate this year compared with last year is primarily due to increased revenues and expense control.

Operating Income

Operating income for the second quarter ended July 27, 2006 was $29.9 million, or 2.4 percent of revenues, compared with operating income for the second quarter last year of $29.0 million, or 2.5 percent of revenues.

First Six Months

Net Income

Net income for the 26 weeks ended July 27, 2006, was $34.8 million, or $0.91 per diluted share. This compared with net income for the 26 weeks ended July 28, 2005, of $29.5 million, or $0.77 per diluted share, including the adjustment for the retrospective application of FSP FAS 13-1. The Company adopted this new standard in the first quarter of Fiscal 2007.

Revenues

Total revenues of $2.53 billion for the 26 weeks ended July 27, 2006, were 9.5 percent higher than the $2.31 billion reported in the comparable period last year. Total retail drug store sales were $2.36 billion, a 3.1 percent increase from $2.29 billion in the comparable period last year. Same-store sales increased 2.0 percent with pharmacy same-store sales increasing 5.7 percent and front-end same-store sales decreasing 1.4 percent. Pharmacy sales were 50.8 percent of total drug store sales during the period, compared with 48.9 percent a year ago.

Pharmacy benefit services generated revenues during the 26 weeks ended July 27, 2006 of $168.7 million compared with the $19.2 million reported last year. The prescription drug plans generated $151.1 million in revenues during the first half of the year.

Retail Drug Stores Gross Profit

The retail drug store gross profit for the 26 weeks ended July 27, 2006 was $590.5 million, or 25.0 percent of sales compared with a gross profit for the 26 weeks ended July 28, 2005 of $592.7 million, or 25.9 percent of sales. The decline in gross profit as a percent of sales was primarily due to the negative impact of the new Medicare drug benefit and the sales mix. Year to date, Medicare and Medicaid represented approximately 20 percent of Longs Drugs retail pharmacy sales.

The LIFO provision for the 26 weeks ended July 27, 2006 was a charge of $5.3 million compared with $4.0 million reported for the same period last year.

Prescription Drug Plan Gross Profit

During the 26 weeks ended July 27, 2006, the Company incurred benefit costs for its prescription drug plans of $136.0 million, resulting in a gross profit of $15.1 million, or 10.0 percent of prescription drug plan revenues.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the 26 weeks ended July 27, 2006 were $523.8 million, or 20.7 percent of revenues, including $2.7 million in stock option expense. Last year, Longs reported operating and administrative expenses of $517.5 million, or 22.4 percent of revenues. The decline in the operating and administrative expense rate this year compared with last year is primarily due to increased revenues and expense control.

Operating Income

Operating income for the 26 weeks ended July 27, 2006 was $56.2 million, or 2.2 percent of revenues compared with operating income for the 26 weeks ended July 28, 2005 of $51.8 million, or 2.2 percent of revenues.

Management Outlook

Longs’ management is raising its outlook on net income for the 52 weeks ending January 25, 2007 to reflect the financial results reported for the first six months of the year. Longs estimates that total revenues for the year will increase 8 to 10 percent. It estimates that total retail drug store sales will increase 3 to 5 percent and same-store sales will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income of $1.84 to $1.94 per diluted share in Fiscal 2007. The outlook for Fiscal 2007 reflects option expenses and a change in accounting for leases. The Company reported Fiscal 2006 net income of $1.93 per diluted share, including a $6.6 million after-tax gain on the sale of its Lathrop distribution facility.

For the third quarter ending October 26, 2006, Longs estimates that total revenues will increase 9 to 11 percent. It estimates that total retail drug store sales will increase 3 to 5 percent and same-store sales will increase 1 to 3 percent compared with the third quarter of last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.27 to $0.32 per diluted share in the third quarter. By comparison, Longs reported net income of $0.23 per diluted share for the third quarter last year.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its second quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, August 23, 2006 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 394373 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on Longs Drug Stores’ Investor Relations Web Site.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, financial results for the third quarter and full fiscal year (including revenues, same-store sales and net income), capital expenditures, goals for self-distribution, expansion and remodeling of stores, profits from prescription drug plans and leveraging of investments in RxAmerica, and are indicated by such words as “will”, “expects”, “estimates”, “goals”, “plans” or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, the new Medicare Drug Benefit, transitioning to the Patterson distribution facility and greater self-distribution, opening and closing of stores, labor unrest, generic drug pricing, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve greater visibility into its inventories and gross profits on a short and long term basis, and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 501 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 26 weeks ended
	July 27, 2006	July 28, 2005	July 27, 2006	July 28, 2005
	Thousands Except Per Share Amounts		Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,192,617	$1,147,895	$2,358,578	$2,288,715
Pharmacy benefit services revenues	75,343	9,576	168,743	19,184

Total revenues	1,267,960	1,157,471	2,527,321	2,307,899
Costs and expenses:
Cost of retail drug store sales	892,134	848,546	1,768,089	1,696,030
Prescription drug plan benefit costs	58,744	—	136,022	—
Operating and administrative expenses	265,159	258,708	523,766	517,478
Depreciation and amortization	22,445	21,192	43,724	42,605
Legal settlements and other disputes, net	(430)	—	(430)	—

Operating income	29,908	29,025	56,150	51,786
Interest expense	1,480	2,299	2,842	4,749
Interest income	(726)	(276)	(1,637)	(575)

Income before income taxes	29,154	27,002	54,945	47,612
Income taxes	10,122	10,259	20,129	18,070

Net income	$19,032	$16,743	$34,816	$29,542

Earnings per common share:
Basic	$0.51	$0.45	$0.93	$0.79
Diluted	0.50	0.43	0.91	0.77
Dividends per common share	$0.14	$0.14	$0.28	$0.28
Weighted average number of shares outstanding:
Basic	37,223	37,507	37,344	37,336
Diluted	38,224	38,565	38,351	38,224

Financial Highlights

Pharmacy benefit services revenues (thousands):
Pharmacy benefit management revenues	$6,579	$9,576	$17,660	$19,184
Prescription drug plan revenues	68,764	—	151,083	—

Total	$75,343	$9,576	$168,743	$19,184
Gross profit:
Retail drug store gross profit margin	25.2%	26.1%	25.0%	25.9%
Prescription drug plan gross profit margin	14.6%	N/A	10.0%	N/A
Operating income as a % of revenues:
Retail drug store segment	2.2%	2.3%	2.1%	2.0%
Pharmacy benefit services segment	4.9%	29.8%	4.5%	30.0%
Number of stores, beginning of period	477	472	476	472
Stores opened	4	1	5	1
Stores acquired (Network Pharmaceuticals)	21	—	21	—
Stores closed	(2)	—	(2)	—

Number of stores, end of period	500	473	500	473

Store relocations	—	—	—	—

Condensed Consolidated Balance Sheets (unaudited)

	July 27, 2006	July 28, 2005	January 26, 2006
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$21,237	$55,309	$74,662
Pharmacy and other receivables, net	276,588	164,300	183,213
Merchandise inventories, net	479,793	445,618	462,030
Deferred income taxes	42,485	43,009	42,258
Prepaid expenses and other current assets	21,725	21,194	21,204

Total current assets	841,828	729,430	783,367

Property:
Land	114,606	106,788	111,097
Buildings and leasehold improvements	623,734	571,312	578,158
Equipment and fixtures	615,551	582,219	601,247

Total	1,353,891	1,260,319	1,290,502
Less accumulated depreciation	704,195	654,581	674,517

Property, net	649,696	605,738	615,985

Goodwill	84,383	82,085	82,085
Intangible assets, net	12,711	6,055	6,060
Other non-current assets	6,243	3,489	7,832

Total	$1,594,861	$1,426,797	$1,495,329

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$444,884	$319,330	$349,888
Employee compensation and benefits	124,249	139,421	138,202
Taxes payable	52,490	56,153	58,493
Current maturities of debt	43,727	8,870	45,870

Total current liabilities	665,350	523,774	592,453

Long-term debt	73,091	100,818	59,818
Deferred income taxes and other long-term liabilities	75,908	62,018	80,469
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,404,000, 37,527,000 and 37,216,000 shares outstanding	18,702	18,763	18,608
Additional capital	232,844	201,681	213,374
Retained earnings	528,966	519,743	530,607

Total stockholders’ equity	780,512	740,187	762,589

Total	$1,594,861	$1,426,797	$1,495,329

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 26 weeks ended
	July 27, 2006	July 28, 2005
	Thousands
Operating Activities:
Net income	$34,816	$29,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,724	42,605
Deferred income taxes and other	(4,867)	(7,385)
Stock awards and options, net	5,619	7,557
Common stock contribution to benefit plan	8,381	5,960
Changes in assets and liabilities:
Pharmacy and other receivables	(52,716)	(5,955)
Merchandise inventories	(14,912)	(12,338)
Other assets	(2,005)	1,774
Current liabilities and other	75,710	48,577

Net cash provided by operating activities	93,750	110,337

Investing Activities:
Capital expenditures	(71,025)	(44,965)
Acquisitions	(16,366)	—
Proceeds from property dispositions	683	5,634

Net cash used in investing activities	(86,708)	(39,331)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	16,000	(40,000)
Repayments of private placement borrowings	(4,870)	(4,870)
Repurchase of common stock	(30,520)	(27,866)
Proceeds from exercise of stock options	7,216	13,643
Dividend payments	(10,550)	(10,494)
Medicare Part D subsidy deposits (withdrawals), net	(40,659)	—
Other	2,916	—

Net cash used in financing activities	(60,467)	(69,587)

Increase (decrease) in cash and cash equivalents	(53,425)	1,419
Cash and cash equivalents at beginning of period	74,662	53,890

Cash and cash equivalents at end of period	$21,237	$55,309

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$2,771	$4,590
Cash paid for income taxes	19,458	10,043